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                                  Exhibit 23(i)

                               Opinion of Counsel

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[Letterhead]


December 21, 2006


Transamerica IDEX Mutual Funds
570 Carillon Parkway
St. Petersburg, Florida 33716

Re: Transamerica IDEX Mutual Funds
    Offering of Shares of Beneficial Interest

Gentlemen:


In my capacity as Senior Vice President and General Counsel, I have acted as counsel for Transamerica IDEX Mutual Funds (the "Fund") and have reviewed the Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and shares of beneficial interest, no par value, of TA IDEX Loomis Sayles Bond, TA IDEX Mellon Market Neutral Strategy, TA IDEX BlackRock Natural Resources, TA IDEX UBS Dynamic Alpha, TA IDEX Third Avenue Value and TA IDEX Multi-Manager Alternative Strategies (the "Funds"), each a series of the Trust.



I have examined the Trust's Declaration of Trust and Bylaws, as amended; the proceedings of its Board of Trustees relating to the authorization, issuance, and proposed sales of the shares; and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the shares of beneficial interest of the Funds in the manner contemplated by the aforesaid Registration Statement, as amended, such shares were validly issued, fully paid and nonassessable outstanding shares of beneficial interest of the Funds.


Very truly yours,


/s/ Dennis P. Gallagher
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Dennis P. Gallagher
Senior Vice President, General
Counsel and Secretary